FLEXSHARES TRUST

AMENDMENT NO. 2 TO

EXPENSE REIMBURSEMENT AGREEMENT

This Amendment dated as February 7, 2013 is entered into by and between FLEXSHARES TRUST (the “Trust”), a Maryland statutory trust and a registered investment company under the Investment Company Act of 1940, as amended and NORTHERN TRUST INVESTMENTS, INC. (the “Adviser”).

WHEREAS, pursuant to an Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) between the Trust and NTI dated August 23, 2011, the Adviser serves as investment adviser to each existing series of the Trust (each a “Fund” and collectively, the “Funds”).

WHEREAS, the Adviser has undertaken to reimburse certain expenses for each of the Funds pursuant to an Expense Reimbursement Agreement dated August 23, 2011, as amended (the “Agreement”).

WHEREAS, the Initial Term of the Agreement with respect to each of the Funds will terminate prior to February 28, 2014 unless the Initial Term is extended by mutual agreement of the Trust and the Adviser.

WHEREAS, the Trust and the Adviser now wish to extend the Initial Term with respect to each of the Funds.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. With respect to each of the Funds, notwithstanding anything to the contrary in the Agreement, the Initial Term shall continue until March 1, 2014.

2. Except to extent amended and restated hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended and restated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FLEXSHARES TRUST

By:	/s/ Peter K. Ewing
Name: Peter K. Ewing
Title: Vice President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Name: Peter K. Ewing
Title: Senior Vice President

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